Exhibit 10.6

February 7, 2006

Donald McCauley

[Address]

Dear Don:

On behalf of Qualys, Inc., I am pleased to offer you the position of Chief Financial Officer reporting to Philippe Courtot, Chairman and CEO. Your location of work will be Redwood City, CA. The details of your offer are outlined below.

Salary:	$250,000* (Annual Salary) less payroll deductions and all required withholding. * To be paid semi-monthly

Should you be terminated without cause, you will be entitled to severance equal to 6 months of base salary at your final rate of pay and 6 months COBRA coverage, provided you sign Qualys General Release of Claims.

Bonus:	You will be eligible to participate in a bonus program earning up to 20% of your annual salary, depending on company performance.

Benefits:	You will be eligible for the following standard Company benefits as of the first of the month following date of hire Medical and Dental Insurance, 401k plan, Flexible Spending, 4 weeks Vacation, Sick Leave, Company Assigned Holidays and other benefits described in the Summary Plan Descriptions, available for your review QUALYS may modify compensation and benefits from time to time as it deems necessary

Stocks:	We will recommend to the Board of Directors that you be granted a stock option to purchase a number of shares equal to 1.125% of the fully diluted shares of Common Stock under Qualys’ 2000 Equity Incentive Plan. Your options will be subject to adjustment to reflect stock splits and reverse stock splits and will be subject to a four-year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your shares under your initial option would vest at the rate of 2.0833% for each full month of continuous employment completed for the duration of 4 years. However, if Qualys sells all or substantially all of its assets or its stock, 100% of the then unvested stock options shall be vested. Also, if your employment is terminated without cause, 50% of the then unvested stock options shall be vested.

Qualys, Inc.

1600 Bridge Parkway, Redwood Shores, CA 94065

T 650 801 6100 F 650 801 6101 www.qualys.com

As a QUALYS employee, you will be expected to abide by Company rules and regulations, and sign and comply with the attached Proprietary Information and Inventions Agreement, which prohibit unauthorized use or disclosure of QUALYS’ proprietary information.

Your employment relationship with QUALYS is at-will. You may terminate your employment with QUALYS at any time and for any reason whatsoever simply by notifying QUALYS. Likewise, QUALYS may terminate your employment at any time and for any reason whatsoever with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a Company officer.

This letter, together with your Employee Proprietary Information and Inventions Agreement and the option agreement between you and Qualys (relating to your option grant described above), forms the complete and exclusive statement of your employment agreement with QUALYS. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. It is also contingent upon providing evidence of your legal right to work in the United States as required by the Immigration and Naturalization Service

We look forward to your acceptance of employment with QUALYS under the terms described above. To accept this offer, please sign and date this letter. Please return the original offer letter along with the Employee Proprietary Information and Inventions Agreement in the enclosed envelope and keep a copy of the offer letter for your records. This offer will expire on February 10th, 2006

Don, we are excited about you joining our team. If you have any questions, please feel free to call me at (650)801-6151.

Sincerely,

/s/ Rima Touma-Bruno
Rima Touma-Bruno
Director, Human Resources

Offer Accepted By:	Date Accepted:	Start Date:

/s/ Donald McCauley	2/7/2006	2/28/2006
Donald McCauley		February 28, 2006